Filed Pursuant to Rule 433
Registration No. 333-153608-06
October 15, 2008

Ohio Edison Company

Pricing Term Sheet

Issuer	Ohio Edison Company
Ratings*	Baa1/BBB+ (Moody’s/S&P)
Principal Amount	$275,000,000
Security Type	First Mortgage Bonds 8.25% Series of 2008 Due 2038
Trade Date	October 15, 2008
Settlement Date	October 20, 2008; T+3
Maturity Date	October 15, 2038
Coupon Payment Dates	Semi-annual payments in arrears on April 15 and October 15
of each year, beginning on April 15, 2009
Call Structure	Make-whole call at T+50 bps
Benchmark	UST 4.375% due February 15, 2038
Benchmark Price	102-15
Benchmark Yield	4.227%
Reoffer Spread	+427.3 bps
Reoffer Yield	8.500%
Coupon	8.25%
Price	97.303% of principal amount
Net Proceeds (%)	96.297%
Net Proceeds ($)	$264,816,062
Joint-Bookrunners	Barclays Capital Inc. (13.0%)
Credit Suisse Securities (USA) LLC (13.0%)
Greenwich Capital Markets, Inc. (26.0%)
J.P. Morgan Securities Inc. (13.0%)
Morgan Stanley & Co. Incorporated (13.0%)
Scotia Capital (USA) Inc. (13.0%)
Co-Manager(s)	Mizuho Securities USA Inc. (4.5%)
SunTrust Robinson Humphrey, Inc. (4.5%)
CUSIP	677347 CF1
ISIN	US677347CF16

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus for this offering in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online database (EDGAR) at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from Barclays Capital Inc. by calling toll-free at 1-888-227-2275 x 2663, Credit Suisse Securities (USA) LLC by calling toll-free at 1-800-221-1037, Greenwich Capital Markets, Inc. by calling toll-free at 1-866-884-2071, J.P. Morgan Securities Inc. by calling 1-212-834-4533, Morgan Stanley & Co. Incorporated by calling toll-free at 1-866-718-1649, or Scotia Capital (USA) Inc. by calling toll-free at 1-800-372-3930.